Exhibit 99.1

         Linens 'n Things Reports 14.8% Increase in Net Income for the
                               Third Quarter 2003

    CLIFTON, N.J.--(BUSINESS WIRE)--Oct. 21, 2003--Linens 'n Things, Inc. (NYSE:LIN), one of the leading national large format retailers of home textiles, housewares and home accessories today announced net income for the third quarter ended October 4, 2003 increased approximately 14.8% to $21.0 million or $0.47 per share on a fully diluted basis, compared with $18.3 million or $0.41 per share for the same period last year. Net sales increased approximately 11.1% to $602.8 million for the third quarter ended October 4, 2003, up from $542.6 million for the same period last year. Comparable store net sales for the third quarter increased 1.8% compared with 1.8% for the same period last year.
    "We are encouraged by our results and believe the progress we have made on our initiatives positions us well for the fourth quarter", said Norman Axelrod, Chairman and Chief Executive Officer.
    Net income for the thirty-nine week period ended October 4, 2003 was $28.8 million, or $0.64 per share on a fully diluted basis, compared with $29.0 million, or $0.68 per share for the same period last year. Net sales increased approximately 10.0% to $1,607.0 million for the thirty-nine week period ended October 4, 2003, up from $1,461.4 million for the same period last year. Comparable store net sales for the thirty-nine week period ended October 4, 2003 declined 0.3%.
    During the third quarter, the Company opened twenty-one new stores, and closed one store, as compared with opening fourteen stores and closing one store during the same period last year. Year to date, the Company opened fifty-three stores and closed nine stores increasing its total square footage to 14.9 million, as compared with opening forty-two stores and closing five stores during the same period last year. The Company currently expects to open approximately fifty-eight stores in 2003, further expanding its presence as a leading retailer of home furnishings. For 2003, capital expenditures are expected to be approximately $80 to $85 million.

    2003 Business Outlook

    Fiscal 2003 is a 52-week year with the fourth quarter being a 13-week period versus a 14-week period last year. For the fourth quarter of 2003, the Company is targeting sales to grow between 8% and 10% while comp sales are targeted to be in the low to mid single digits. Based on the Company achieving this sales plan, the Company is comfortable with the current range of analysts' estimates for diluted earnings per share of approximately $0.99 to $1.04 for the fourth quarter of 2003.

    Implementation of EITF 02-16

    In January 2003, the Emerging Issues Task Force ("EITF") issued EITF 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor," which states that cash consideration received from a vendor is presumed to be a reduction of the prices of the vendor's products or services and should, therefore, be characterized as a reduction of cost of merchandise sold. Under EITF 02-16, the presumption may be overcome when the consideration is either a reimbursement of specific, incremental and identifiable costs incurred to sell the vendor's products, or a payment for assets or services delivered to the vendor. EITF 02-16 is effective for contracts entered into or modified after December 31, 2002. Since the Company has entered into substantially all of its current vendor contracts prior to December 31, 2002 this issue will not have a material impact on the Company's fiscal 2003 consolidated financial statements.
    As vendor agreements are initiated or modified for fiscal 2004, the Company will apply the method of accounting for vendor allowances pursuant to EITF 02-16. In connection with the implementation of EITF 02-16, the Company expects to treat certain funds received from vendors as a reduction in the cost of inventory and as a result, these funds will be recognized as a reduction to cost of merchandise sold when the inventory is sold. Accordingly, certain funds received from vendors, which were historically reflected as a reduction of advertising expense in SG&A will be treated as a reduction of cost of inventory. Based on the Company's current evaluation, the estimated impact from the implementation of EITF 02-16 is expected to reduce diluted earnings per share on a non-cash basis by approximately $0.25 for fiscal 2004, which covers the period January 4, 2004 to January 1, 2005. The majority of this non-cash reduction in earnings per share will occur in the first two quarters of fiscal 2004. The Company expects SG&A on an annualized basis to increase by approximately 1.1% as a percent of sales as a result of this accounting change.
    This accounting change will have no impact on the Company's cash flows or the expected amount of funds to be received from vendors. In addition, following implementation of EITF 02-16, there will be no earnings impact in subsequent fiscal years other than for future net changes in such vendor allowances.

    The above outlook information is based on current expectations and assumptions and includes "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. The Company can give no assurances that such expectations and assumptions will prove correct. The Company does not intend to update such outlook other than in connection with regularly scheduled earnings releases.

    Linens 'n Things, with 2002 sales of $2,184.7 million, is one of the leading, national large format retailers of home textiles, housewares and home accessories. As of October 4, 2003 the Company was operating 435 stores in 45 states and in 4 provinces across Canada. More information about Linens 'n Things can be found online at www.lnt.com.

    The foregoing contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The statements are made a number of times and may be identified by such forward-looking terminology as "expect," "believe," "may," "intend," "plan," "target", "outlook", "comfortable with" and similar terms or variations of such terms. All of our information and statements regarding our outlook for the future including future revenues, comparable sales performance, earnings and other future financial and stores' performance, constitutes forward-looking statements. All our forward-looking statements are based on our current expectations, assumptions, estimates and projections about our Company and involve certain significant risks and uncertainties, including levels of sales, store traffic, acceptance of product offerings and fashions and our ability to anticipate and successfully respond to changing consumer tastes and preferences, the success of our new business concepts, seasonal concepts, and new brands, the performance of our new stores, competitive pressures from other home furnishings retailers, the success of the Canadian expansion, availability of suitable future store locations, schedule of store expansion and of planned closings, the impact of the bankruptcies and consolidations in our industry, unusual weather patterns, the impact on consumer spending as a result of the slower consumer economy, a highly promotional retail environment, any significant variations between actual amounts and the amounts estimated for those matters identified as our critical accounting estimates as well as other significant accounting estimates made in the preparation of our financial statements and our ability to successfully implement our strategic initiatives. Actual results may differ materially from such forward-looking statements. These and other important risk factors are included in the "Risk Factors" section of the Company's Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on June 18, 2002, and in our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. You are urged to consider all such factors. In light of the uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.



                LINENS 'N THINGS, INC. AND SUBSIDIARIES
            CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                 (in thousands, except per share data)

                         Thirteen Weeks Ended  Thirty-Nine Weeks Ended
                         --------------------- -----------------------
                          October   September    October   September
                          4, 2003    28, 2002    4, 2003     28, 2002
                         ---------- ---------- ----------- -----------
                              (unaudited)            (unaudited)

Net sales                 $602,816   $542,565  $1,606,959  $1,461,394

Cost of sales, including
 buying and warehousing
 costs                     354,863    319,874     942,643     864,638
                         ---------- ---------- ----------- -----------

Gross profit               247,953    222,691     664,316     596,756

Selling, general and
 administrative expenses   213,769    192,710     617,174     547,990
                         ---------- ---------- ----------- -----------

Operating profit            34,184     29,981      47,142      48,766

Interest expense, net          236        414         600       1,842
                         ---------- ---------- ----------- -----------

Income before provision
 for income taxes           33,948     29,567      46,542      46,924

Provision for income
 taxes                      12,968     11,287      17,780      17,918
                         ---------- ---------- ----------- -----------

Net income                 $20,980    $18,280     $28,762     $29,006
                         ========== ========== =========== ===========

Per share of common
 stock:

Basic
-----

Net income per share         $0.47      $0.42       $0.65       $0.69
Weighted average shares
 outstanding                44,208     44,047      44,141      41,877

Diluted
-------

Net income per share         $0.47      $0.41       $0.64       $0.68
Weighted average shares
 outstanding                45,027     44,691      44,699      42,904


                LINENS 'N THINGS, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                            (in thousands)

                                            October 4,   September 28,
                                               2003           2002
                                          -------------- -------------
Assets                                            (unaudited)
Current assets:
     Cash and cash equivalents                  $22,731       $22,580
     Inventories                                746,310       679,056
     Accounts Receivable                         46,522        33,703
     Prepaid expenses and other                  33,236        15,095
     Current deferred taxes                          --        22,118
                                          -------------- -------------
          Total current assets                  848,799       772,552

Property and equipment, net                     380,415       345,429
Other non-current assets, net                    28,836        29,706
                                          -------------- -------------

          Total assets                       $1,258,050    $1,147,687
                                          ============== =============

Liabilities and Shareholders' Equity
Current liabilities:
     Accounts payable                          $320,018      $297,283
     Accrued expenses and other current
      liabilities                               130,053       132,533
     Current deferred taxes                       7,152            --
     Short-term borrowings                        3,221        16,080
                                          -------------- -------------
          Total current liabilities             460,444       445,896

Other long-term liabilities                      95,484        74,066
                                          -------------- -------------

          Total liabilities                     555,928       519,962

Shareholders' equity                            702,122       627,725
                                          -------------- -------------

          Total liabilities and
           shareholders' equity              $1,258,050    $1,147,687
                                          ============== =============


                LINENS 'N THINGS, INC. AND SUBSIDIARIES
            CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                            (in thousands)

                                             Thirty-Nine Weeks Ended
                                           ---------------------------
                                            October 4,   September 28,
                                               2003           2002
                                           ------------- -------------
                                                   (unaudited)
Cash Flows From Operating Activities

Net income                                      $28,762       $29,006

Depreciation and amortization                    40,421        32,967

Change in working capital                       (66,980)      (75,203)

                                           ------------- -------------
     Net cash provided by (used in)
      operating activities                        2,203       (13,230)
                                           ------------- -------------

Cash Flows From Investing Activities

Additions to property and equipment             (70,306)      (65,830)
                                           ------------- -------------

Cash Flows From Financing Activities

Net proceeds from common stock issuance              --        95,833

Proceeds from common stock issued under
 stock incentive plans                            2,651         3,970

Increase (decrease) in short-term
 borrowings                                       1,070       (13,840)

Issuance of treasury stock                          255           248
                                           ------------- -------------
     Net cash provided by financing
      activities                                  3,976        86,211
                                           ------------- -------------

Effect of exchange rate changes on cash and
 cash equivalents                                   253            (8)

Net (decrease) increase in cash and cash
 equivalents                                    (63,874)        7,143

Cash and cash equivalents at beginning of
 period                                          86,605        15,437
                                           ------------- -------------

Cash and cash equivalents at end of period      $22,731       $22,580
                                           ============= =============


    Visit our Web Site at www.lnt.com for a webcast of our Third
Quarter Sales and Earnings Conference Call scheduled for October 22, 2003 at 9AM (ET).


    CONTACT: Linens 'n Things, Inc.
             William T. Giles
             Chief Financial Officer
             973-815-2929